EXHIBIT 17.1



February  20,  2001

To  the  Board  of  Directors  of  Seaview  Video  Technology,  Inc.

I'm submitting my letter of resignation as President CEO and my position on the Board of Directors as of the above date.



/s/___________________
    Rich  McBride

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